Exhibit 99.1

PolyMedica Reports Results for Fiscal 2007 Fourth Quarter and Year-End

    Company Issues Fiscal 2008 Guidance: EPS Growth of 46%-53% to
$2.10 to $2.20, Including Stock Option Expense of $0.30 to $0.32 Per Share, on Revenues of $800 to $815 Million


    WAKEFIELD, Mass.--(BUSINESS WIRE)--May 23, 2007--PolyMedica
Corporation (NASDAQ: PLMD):

    Highlights:

    -- Earnings per share in the fiscal fourth quarter increased 9% from last quarter to $0.47; including a $0.04 charge for litigation, GAAP EPS was $0.43;

    -- Adjusted earnings per share for fiscal 2007 increased 22% from last year to $1.80; including the effects in fiscal 2007 of stock-based compensation expense of $0.32 per diluted share and including a $0.04 per share charge for litigation, GAAP EPS was $1.44;

    -- Revenues for fiscal 2007 were $675 million, a 37% increase over the prior year;

    --  Diabetes revenue for fiscal 2007 increased 19% year over year;

    -- Pharmacy revenue for fiscal 2007 increased 117% year over year; and

    -- The Company generated operating cash flow of $55 million in fiscal 2007 compared with $11 million last year.

    PolyMedica Corporation (NASDAQ: PLMD) today reported revenue growth of 27% to $178.3 million in the fourth fiscal quarter of 2007 compared with $140.6 million for the same period last year. Income from continuing operations, excluding a $1.4 million litigation charge, net of taxes, for the quarter was $10.9 million, or $0.47 per diluted share, compared sequentially with $9.8 million, or $0.43 per diluted share, in the third quarter. In accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, "Share-Based Payment," the Company recognized $2.8 million of pre-tax stock-based compensation expense ($1.8 million after taxes, or $0.08 per diluted share) during the fourth quarter of fiscal 2007. Excluding the impact of stock-based compensation expense and the litigation charge, earnings per share from continuing operations for the quarter were $0.54. Earnings per share from continuing operations in the fourth quarter of fiscal 2006 were $0.33.

    Commenting on the Company's results, Chief Executive Officer Patrick Ryan said, "We are pleased with our Fiscal 2007 results. The Company invested a significant amount of human and financial capital as we expanded our patient-centric model to ensure we were meeting the growing needs of our patients. Our programs were well received by our patients. Enrollment in the Liberty Part D drug benefit program resulted in year over year pharmacy revenue growth of 117%. The expansion of our marketing and acquisition programs, sales channels and service offerings in our core diabetes business resulted in 19% year over year revenue growth. Our focus on leveraging the efficiencies in our business model allowed the Company to decrease selling, general and administrative expenses as a percentage of net revenues by 380 basis points. The combination of all these efforts contributed to our 22% growth in earnings per share over last year."

    Mr. Ryan continued, "Our team did an outstanding job in fiscal 2007 in a dynamic and evolving marketplace. Our efforts to date have provided a strong foundation for fiscal 2008. The Liberty brand is trusted by our patients, and they continue to look to Liberty to meet more of their healthcare needs. As we eclipse one million active patients in fiscal 2008, our strategy remains clear; we will leverage the strength of the Liberty brand and our unique direct-to-consumer model to meet the comprehensive healthcare needs of our patients."

    Guidance for Fiscal Year Ending March 31, 2008

    The Company also announced guidance for the fiscal year ending
March 31, 2008:

    Full Year:

    --  Revenue growth of 18% - 21% to $800 - $815 million.

    --  Gross margin of 45% - 47% of revenue.

    -- Selling, general and administrative expense of 34% - 36% of revenue.

    -- GAAP earnings per share growth of 46% - 53% to $2.10 - $2.20, on 23.6 million shares outstanding.

    -- Earnings per share, excluding stock-based compensation, of $2.40 - $2.52.

    --  Operating cash flow of $80 to $90 million.

    --  Capital expenditures of $10 to $15 million.

    --  Effective tax rate of 37%.


Results of Operations for the Fourth Quarter
Net revenues:
                          Three Months Ended
                       -------------------------
                         March 31,     March 31,     $          %
(in thousands)               2007          2006    Change     Change
                       ----------- ------------- ---------- ----------

Diabetes               $  123,550  $    110,463  $  13,087         12%
Pharmacy                   54,723        30,166     24,557         81%
                       ----------- ------------- ---------- ----------
Net revenues           $  178,273  $    140,629  $  37,644         27%
                       =========== ============= ========== ==========

    Net revenues in the fourth quarter of fiscal 2007 increased 27% to $178.3 million compared with $140.6 million for the same period last year. Diabetes revenue increased $13.1 million, or 12%, from last year, primarily due to the 8% increase in diabetes patients and the 4% increase in revenue per shipment.

    Pharmacy revenue increased $24.6 million, or 81%, from last year, primarily due to the increase in patients served through the Company's Medicare Part D drug benefit program. The Company dispensed 572,000 prescriptions in the fourth quarter compared with 262,000 dispensed prescriptions in the prior year period.

    The provision for sales returns and allowances in the fourth quarter of 2007 was $3.2 million, or 1.8% of gross revenues, compared with $3.6 million, or 2.5% of gross revenues, in last year's fourth quarter. The decrease in the amount and the percentage of sales returns and allowances to gross revenues in the fourth quarter ended March 31, 2007, was attributable to the revenue growth of the Pharmacy segment, which generates a lower rate of sales returns and allowances and a reduction in sales returns of diabetes products during the quarter.


Gross Margin:
                           Three Months Ended
                         -----------------------
                           March 31,   March 31,     $          %
(in thousands)                 2007        2006    Change     Change
                         ----------- ----------- ---------- ----------
Diabetes                 $   72,174  $   62,724  $   9,450         15%
Pharmacy                      9,766       7,564      2,202         29%
                         ----------- ----------- ---------- ----------
Gross margin             $   81,940  $   70,288  $  11,652         17%
                         =========== =========== ========== ==========


    Gross margin dollars in the fourth quarter increased 17% to $81.9 million from $70.3 million for the same period last year. Diabetes gross margin dollars increased $9.5 million and Pharmacy gross margin dollars increased $2.2 million from last year. Overall, the Company's gross margin was 46.0% of net revenues in the fourth quarter compared with 50.0% last year and 44.2% in the third quarter of fiscal 2007. Diabetes gross margin was 58.4% in the fourth quarter compared with 56.8% last year and 56.5% in the third quarter. The increase in Diabetes gross margin from last year was primarily attributable to a decrease in diabetes strip pricing and related product costs. The increase in Diabetes gross margin from the third quarter was due to a decrease in the Diabetes commercial business, which generates lower gross margin rates.

    Pharmacy gross margin was 17.9% in the fourth quarter ended March 31, 2007, compared with 25.1% in the prior year and 17.0% in the third quarter. The decrease in Pharmacy gross margin from last year was due to the growth in net revenues attributable to the Liberty Part D drug benefit program, which generates a lower product gross margin than the historical Pharmacy business.


Selling, general and administrative expenses:
                                                Three Months Ended
                                             -------------------------
                                               March 31,     March 31,
(in thousands)                                     2007          2006
                                             ----------- -------------
Employee compensation and benefits           $   24,160  $     25,198
Direct-response advertising amortization         13,154        11,163
Depreciation expense                              2,781         2,124
Amortization of intangible assets                 3,800         2,268
Provision for doubtful accounts                   5,157         5,607
Stock-based compensation                          2,814           275
Other                                            12,682        10,080
                                             ----------- -------------
Selling, general and administrative expenses $   64,548  $     56,715
                                             =========== =============

As a percentage of net revenues                    36.2%         40.3%
                                             =========== =============


    The $7.8 million increase in selling, general and administrative expense from last year related primarily to a $2.5 million increase in stock-based compensation as a result of the implementation of SFAS 123R in fiscal 2007 and increases in the amortization of direct-response advertising and intangible assets. Other SG&A expense primarily includes legal, accounting, communications cost and marketing expense. SG&A expense, in dollars, increased from the third quarter by $3.5 million and included a $1.4 million litigation charge recorded during the quarter. As a percentage of revenue, SG&A expense in the fourth quarter was 36.2% compared with 40.3% last year and 34.4% in the third quarter.

    Other income and expense:

    Other income and expense of $1.7 million decreased $169,000 from last year due to a reduction in the overall interest rate as a result of the Company's issuance of 1% coupon convertible notes in the second quarter of fiscal 2007. Other income and expense was comparable to the third quarter of fiscal 2007. The overall weighted average interest rate on all debt was 2.6% in the fourth quarter compared with 2.7% in the third quarter and 5.8% in last year's fourth quarter.


Results of Operations for the Fiscal Year Ended March 31, 2007
Net revenues:
                                Fiscal Year Ended
                            -------------------------
                                March 31,   March 31,     $       %
(in thousands)                      2007        2006   Change   Change
                            ------------- ----------- --------- ------
Diabetes                    $    476,077  $  399,460  $ 76,617     19%
Pharmacy                         199,410      92,055   107,355    117%
                            ------------- ----------- --------- ------
Net revenues                $    675,487  $  491,515  $183,972     37%
                            ============= =========== ========= ======


    Net revenues for the fiscal year ended March 31, 2007, increased 37% to $675.5 million compared with $491.5 million for the same period last year. Diabetes revenue increased $76.6 million, or 19%, from last year, due to the increase in patients and the fiscal 2006 acquisitions of NDP and IntelliCare. Pharmacy revenue increased $107.4 million, or 117%, from last year due to the growth of dispensed prescriptions resulting from patients enrolling in the Company's Medicare Part D drug benefit program.


Gross Margin:
                               Fiscal Year Ended
                         -----------------------------
                             March 31,       March 31,    $       %
(in thousands)                   2007            2006   Change  Change
                         ------------- --------------- -------- ------
Diabetes                 $    271,566  $      230,282  $41,284     18%
Pharmacy                       36,946          29,366    7,580     26%
                         ------------- --------------- -------- ------
Gross margin             $    308,512  $      259,648  $48,864     19%
                         ============= =============== ======== ======


    Gross margin dollars for the fiscal year ended March 31, 2007, increased 19% to $308.5 million from $259.6 million for the same period last year due to revenue growth in both the Diabetes and Pharmacy segments this year. Diabetes gross margin dollars increased $41.3 million and Pharmacy gross margin dollars increased $7.6 million from last year. Overall, the Company's gross margin decreased to 45.7% of net revenues compared with 52.8% last year due to a higher percentage of revenues derived from the Pharmacy segment which generates lower gross margins than the Company's historical business. Diabetes gross margin was 57.0% and consistent with 57.6% last year.

    Pharmacy gross margin decreased to 18.5% compared with 31.9% last year due to the growth in net revenue attributable to the Liberty Part D drug benefit program, which generates a lower gross margin than the historical pharmacy business.


Selling, general and administrative expenses:
                                                Fiscal Year Ended
                                           ---------------------------
                                               March 31,     March 31,
(in thousands)                                     2007          2006
                                           ------------- -------------
Employee compensation and benefits         $     94,567  $     85,010
Direct-response advertising amortization         49,389        42,409
Depreciation expense                             10,348         7,881
Amortization of intangible assets                13,999         7,521
Provision for doubtful accounts                  20,981        20,084
Stock-based compensation                         11,768         1,419
Other                                            45,015        33,041
                                           ------------- -------------
Selling, general and administrative
 expenses                                  $    246,067  $    197,365
                                           ============= =============

As a percentage of net revenues                    36.4%         40.2%
                                           ============= =============


    The $48.7 million increase in selling, general and administrative expense from last year related primarily to increased headcount to support the growth of the Diabetes and Pharmacy businesses, amortization expense and other general costs associated with the fiscal 2006 acquisitions of NDP and IntelliCare, the acquisitions of certain assets of 15 diabetes companies acquired since September 30, 2005, the inclusion of stock-based compensation in the financial statements in fiscal 2007 and an increase in direct-response advertising amortization. Other SG&A expense primarily includes legal, accounting, communications costs and marketing expense. As a percentage of revenue, SG&A expense for the fiscal year ended March 31, 2007, was 36.4% compared with 40.2% in the year earlier period.

    Other income and expense:

    Other income and expense of $9.4 million increased $5.5 million from last year due to the higher level of average debt outstanding during the period. The Company's average debt balance increased primarily due to the fiscal 2006 acquisitions of NDP and IntelliCare, combined with the acquisitions of certain assets of 15 diabetes companies acquired since September 30, 2005.


Balance Sheet and Cash Flow Highlights
The Company's cash flows for the fiscal year ended March 31, 2007 and 2006, included the following:


                                        Fiscal Year Ended
                                     -----------------------
                                     March 31,     March 31,     $
                                         2007          2006   Change
                                     --------- ------------- ---------
Summary Cash Flow Data:
Cash flows from operating activities $ 55,317    $   11,407  $ 43,910
Cash flows used for investing
 activities                           (44,890)      (53,586)    8,696
Cash flows used for financing
 activities                           (17,435)      (20,966)    3,531
                                     --------- ------------- ---------
Net change in cash and cash
 equivalents                           (7,008)      (63,145)   56,137
Beginning cash and cash equivalents     9,101        72,246   (63,145)
                                     --------- ------------- ---------
Ending cash and cash equivalents     $  2,093    $    9,101  $ (7,008)
                                     ========= ============= =========



                                        Fiscal Year Ended
                                      ---------------------
                                        March      March
                                         31,        31,         $
                                           2007       2006    Change
                                      ---------- ---------- ----------
Additional Cash Flow/Balance Sheet
 Data:
Purchase of property, plant and
 equipment                            $ (10,135) $ (12,747) $   2,612
Purchase of businesses, net of cash
 received                                     -    (75,373)    75,373
Proceeds from sale of businesses              -     44,503    (44,503)
Purchase of patient lists and other
 contracts                              (33,640)    (7,242)   (26,398)
Direct response advertising
 expenditures                           (59,558)   (55,945)    (3,613)
Proceeds from convertible note
 offering                               180,000          -    180,000
Net purchase of derivative
 instruments                            (26,268)         -    (26,268)
Repurchase of common stock              (29,624)  (198,596)   168,972
Net cash flow from credit facility     (131,300)   190,000   (321,300)
A/R days sales outstanding                   59         67
Inventory days on hand                       35         44



Diabetes Patients:
                              Three Months Ended   Twelve Months Ended
                                         March 31,           March 31,
                                             2007                2007
                            ---------------------- -------------------
Diabetes patients,
 beginning of period                      925,000             875,000
New diabetes patients from
 marketing programs                        52,000             189,000
New diabetes patients from
 acquisitions                               9,000              54,000
Patient attrition                         (43,000)           (175,000)
                            ---------------------- -------------------
Diabetes patients as of
 March 31, 2007                           943,000             943,000
                            ====================== ===================


Other Key Operating Metrics:
                                              Three Months Ended
                                         -----------------------------
                                         March 31,  Dec. 31, March 31,
                                             2007      2006      2006
                                         --------- --------- ---------
Diabetes:
Diabetes shipments                        653,000   633,000   608,000
Revenue per shipment                     $    175  $    180  $    169
Quarterly reorder rate                       93.1%     91.3%     87.9%
Patient retention                            95.3%     94.7%     94.9%
Acquisition cost per patient - Marketing $    298  $    338  $    281
Other revenue included in Diabetes
 segment (000s)                          $  9,156  $  8,097  $  7,996

Pharmacy:
Dispensed prescriptions                   572,000   566,000   262,000
Patients receiving prescriptions during
 quarter                                  100,000    91,000    73,000
Average prescriptions shipped to each
 patient in quarter                          5.72      6.22      3.59
Revenue per dispensed prescription       $     96  $     97  $    115
Gross margin per dispensed prescription  $     17  $     17  $     29
Brand revenue dollars as % of total
 Pharmacy revenue                            81.0%     80.4%     80.8%
Brand prescriptions as % of total
 Pharmacy prescriptions                      49.1%     50.3%     52.8%


    Conference Call and Replay

    PolyMedica management will host a conference call and live webcast tomorrow, Thursday, May 24, 2007, at 9:00 a.m. Eastern time to discuss the Company's financial results. The number to call for this interactive conference call is 1-800-728-2167. A 90-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company's website at www.polymedica.com or at www.earnings.com.

    About PolyMedica

    For more than a decade, PolyMedica Corporation has been the nation's largest provider of blood glucose testing supplies and related services to people with diabetes and today serves more than 943,000 active diabetes patients. The Company also offers a full service pharmacy to meet patients' medication needs and provides patient education to help its patients better manage their health conditions. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians' orders. More information about PolyMedica can be found on the Company's website at www.polymedica.com.

    This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, successful participation in new reimbursement programs, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006, and Quarterly Reports on Form 10-Q for the periods ended June 30, 2006, September 30, 2006 and December 31, 2006. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.


                        POLYMEDICA CORPORATION
                Consolidated Statements of Operations
               (In thousands, except per share amounts)


                               Three Months Ended   Fiscal Year Ended
                               ------------------- -------------------
                               March 31, March 31, March 31, March 31,
                                   2007      2006      2007      2006
                               --------- --------- --------- ---------

Net revenues                   $178,273  $140,629  $675,487  $491,515
Cost of sales                    96,333    70,341   366,975   231,867
                               --------- --------- --------- ---------

Gross margin                     81,940    70,288   308,512   259,648

Selling, general and
 administrative expenses         64,548    56,715   246,067   197,365
                               --------- --------- --------- ---------

Income from operations           17,392    13,573   62,445     62,283
Other income and expense         (1,701)   (1,870)  (9,418)    (3,909)
                               --------- --------- --------- ---------


Income from continuing
 operations before income
 taxes                           15,691    11,703   53,027     58,374
Income tax provision              5,727     3,950   19,355     20,992
                               --------- --------- --------- ---------

Income from continuing
 operations,
  net of income taxes             9,964     7,753   33,672     37,382

Income from discontinued
 operations,
  net of income taxes                 -      (888)  -          23,016
                               --------- --------- --------- ---------

Net income                     $  9,964  $  6,865  $33,672   $ 60,398
                               ========= ========= ========= =========

Income from continuing
 operations,
  net of income taxes, per
   weighted
  average share, diluted       $   0.43  $   0.33  $1.44     $   1.47

Income from discontinued
 operations,
  net of income taxes, per
   weighted
  average share, diluted              -     (0.04)  -            0.91
                               --------- --------- --------- ---------

Net income per weighted
 average share, diluted        $   0.43  $   0.29  $1.44     $   2.38
                               ========= ========= ========= =========

Weighted average shares,
 diluted                         23,289    23,730   23,376     25,370



                        POLYMEDICA CORPORATION
                     Consolidated Balance Sheets
                            (In thousands)

                                                   March 31, March 31,
                                                       2007      2006
                                                   --------- ---------
                                ASSETS

Current assets
  Cash and cash equivalents                        $  2,093  $  9,101
  Accounts receivable, net                          117,309   104,013
  Inventories                                        37,554    34,467
  Deferred income taxes                               4,787     4,334
  Income tax receivable                                   -     6,662
  Prepaid expenses and other current assets          18,344     9,896
                                                   --------- ---------

    Total current assets                            180,087   168,473

Property, plant and equipment, net                   61,098    64,678
Goodwill                                             64,598    64,488
Intangible assets, net                               46,870    27,228
Direct response advertising, net                    101,487    91,653
Notes receivable                                     14,433     9,548
Other assets                                          8,873     3,249
                                                   --------- ---------

    Total assets                                   $477,446  $429,317
                                                   ========= =========



                 LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
  Accounts payable and accrued expenses            $ 61,423  $ 47,015
  Current portion, capital lease obligations            804       596
                                                   --------- ---------

  Total current liabilities                          62,227    47,611

Capital lease and other obligations                   2,252     1,144
Convertible notes                                   180,000         -
Credit facility                                      58,700   190,000
Deferred income taxes                                12,351    31,411
                                                   --------- ---------

    Total liabilities                               315,530   270,166
    Total shareholders' equity                      161,916   159,151
                                                   --------- ---------

    Total liabilities and shareholders' equity     $477,446  $429,317
                                                   ========= =========



                        POLYMEDICA CORPORATION
   Statement of Operations - Reconciliation of Non-GAAP Financial
                               Measures
               (In thousands, except per share amounts)


                                        Three Months Ended
                                          March 31, 2007
                            ------------------------------------------
                            Reported                     Adjusted
                              GAAP     Litigation        Non-GAAP
                             Totals      Charge           Totals
                            -------- -------------- ------------------
Income before income taxes  $15,691  $       1,433  $          17,124
Income tax provision          5,727            523              6,250
                            -------- -------------- ------------------
Net income                  $ 9,964  $         910  $          10,874
                            ======== ============== ==================

Diluted earnings per share  $  0.43  $        0.04  $            0.47
                            ======== ============== ==================

Weighted average shares,
 diluted                     23,289         23,289             23,289



                                        Three Months Ended
                                          March 31, 2007
                             -----------------------------------------
                             Reported               Stock-    Adjusted
                               GAAP   Litigation    Based     Non-GAAP
                              Totals    Charge   Compensation  Totals
                             -------- ---------- ------------ --------
Income before income taxes   $15,691  $   1,433  $     2,814  $19,938
Income tax provision           5,727        523        1,027    7,277
                             -------- ---------- ------------ --------
Net income                   $ 9,964  $     910  $     1,787  $12,661
                             ======== ========== ============ ========

Diluted earnings per share   $  0.43  $    0.04  $      0.08  $  0.54
                             ======== ========== ============ ========

Weighted average shares,
 diluted                      23,289     23,289       23,289   23,289


       Fiscal Year Ended
                                          March 31, 2007
                             -----------------------------------------
                             Reported               Stock-    Adjusted
                               GAAP   Litigation    Based     Non-GAAP
                              Totals    Charge   Compensation  Totals
                             -------- ---------- ------------ --------
Income before income taxes   $53,027  $   1,533  $    11,768  $66,328
Income tax provision          19,355        560        4,295   24,210
                             -------- ---------- ------------ --------
Net income                   $33,672  $     973  $     7,473  $42,118
                             ======== ========== ============ ========

Diluted earnings per share   $  1.44  $    0.04  $      0.32  $  1.80
                             ======== ========== ============ ========

Weighted average shares,
 diluted                      23,376     23,376       23,376   23,376


The Company believes that referring to these non-GAAP totals facilitates a better understanding of its annual operating results.


    CONTACT: PolyMedica Corporation
             Investor Relations:
             Patrick T. Ryan, Chief Executive Officer, 781-486-8111